Nelnet Reports First Quarter 2013 Results

•	GAAP net income $1.46 per share

•	Net income $1.34 per share, excluding derivative market value and foreign currency adjustments, up 21 percent from first quarter 2012

•	Total student loan servicing volume now exceeds $112 billion

LINCOLN, Neb., May 9, 2013-Nelnet (NYSE: NNI) today reported GAAP net income of $68.1 million, or $1.46 per share, for the first quarter of 2013, compared with GAAP net income of $43.1 million, or $0.91 per share, for the same period a year ago.

The company reported income from derivative market value and foreign currency adjustments of $5.8 million after tax, or $0.12 per share, for the first quarter of 2013, compared with an expense of $9.6 million after tax, or $0.20 per share, for the first quarter of 2012.

Excluding the derivative market value and foreign currency adjustments, net income was $62.3 million, or $1.34 per share, for the first quarter of 2013, compared with $52.7 million, or $1.11 per share, for the same period in 2012.

Strong first-quarter 2013 earnings were driven by an increase in net interest income earned on the company's loan portfolio, an increase in revenue from the company's fee-based businesses, and a decrease in operating expenses.

"We continue to execute at a high level and deliver strong results,” said Mike Dunlap, Nelnet chairman and chief executive officer. “In the first quarter, we made progress toward key objectives: growing and diversifying around our core businesses, purchasing student loans, and improving our customer experiences."

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.

Asset Generation and Management

During the first quarter of 2013, the company purchased $743.8 million of student loans. As of March 31, 2013, net student loan assets were $24.9 billion. A substantial portion of Nelnet's federally insured student loans are financed for the life of the loan at terms the company currently believes will generate significant future cash flow of approximately $2.11 billion, up from approximately $1.97 billion at year-end 2012.

On July 1, 2010, the company stopped originating federally insured student loans after legislation eliminated the origination of FFEL Program loans. As a result, the company's student loan portfolio will run off over a period of approximately 20 years.

Historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the first quarter of 2013, Nelnet reported net interest income of $98.8 million, compared with $84.9 million for the same period a year ago. Net interest income included $35.7 million and $38.1 million of fixed rate floor income in the first quarters of 2013 and 2012, respectively.

Fee-Based Operating Segments

The company reported total revenue from its fee-based operating segments in the first quarters of 2013 and 2012 of $108.0 million and $103.1 million, respectively. Net income from fee-based operating segments increased 65 percent, or $6.9 million, to $17.5 million for the first quarter of 2013, up from $10.6 million for the same period in 2012.

Revenue from the company's Student Loan and Guaranty Servicing segment increased 12 percent, or $6.1 million, to $55.6 million for the first quarter of 2013, up from $49.5 million for the first quarter of 2012. The increase in revenue was primarily the result of growth in servicing volume under the company's contract with the U.S. Department of Education (Department) and collection revenue from guaranty agencies.

As of March 31, 2013, the company was servicing $84.6 billion of loans for 4.3 million borrowers on behalf of the Department, compared with $51.8 billion of loans for 3.1 million borrowers as of March 31, 2012. Revenue from this contract increased to $20.3 million for the first quarter of 2013, up from $14.8 million for the same period a year ago.

The company is allocated 30 percent of new loan volume originated by the Department during the period of August 15, 2012 through August 14, 2013, up from 16 percent the prior two contract years.

In total, the company was servicing $112.8 billion of Federal Direct, FFELP, and private student loans as of March 31, 2013, up $30.7 billion from $82.1 billion as of March 31, 2012.

For the first quarter of 2013, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $23.4 million, an increase of $1.5 million, or 7 percent, from the same period in 2012. The company reported first quarter of 2013 revenue from its Enrollment Services segment of $29.0 million, compared with $31.7 million for the same period in 2012.

Operating Expenses

The company reported consolidated operating expenses of $106.9 million for the first quarter of 2013, compared with $111.2 million for the same period in 2012. Operating expenses include the amortization of intangible assets within the company's fee-based operating segments, which decreased $3.9 million in the first quarter of 2013, compared with the same period in 2012.

Stock Repurchases

During the first quarter of 2013, the company repurchased 213,535 shares of Class A common stock, under the company's stock repurchase program, for $6.7 million, or an average price of $31.40 per share. As of March 31, 2013, 4,047,958 shares remained authorized for purchase under the company's repurchase program.

Board of Directors Approves Dividend

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on Friday, June 14, 2013, to shareholders of record at the close of business on Friday, May 31, 2013.

The company currently plans to continue making regular quarterly dividend payments, subject to future earnings, capital requirements, financial condition, and other factors.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolios such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2013.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except share data)

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Interest income:
Loan interest	$155,539	154,663	153,058
Investment interest	1,617	1,326	1,095
Total interest income	157,156	155,989	154,153
Interest expense:
Interest on bonds and notes payable	58,358	65,391	69,297
Net interest income	98,798	90,598	84,856
Less provision for loan losses	5,000	3,500	6,000
Net interest income after provision for loan losses	93,798	87,098	78,856
Other income (expense):
Loan and guaranty servicing revenue	55,601	54,584	49,488
Tuition payment processing and campus commerce revenue	23,411	17,735	21,913
Enrollment services revenue	28,957	25,890	31,664
Other income	9,416	7,023	10,954
Gain on sale of loans and debt repurchases	1,407	3,009	—
Derivative market value and foreign currency adjustments, net	9,256	13,769	(15,407)
Derivative settlements, net	(8,184)	(7,112)	227
Total other income	119,864	114,898	98,839
Operating expenses:
Salaries and benefits	47,905	48,633	49,095
Cost to provide enrollment services	19,642	16,172	21,678
Depreciation and amortization	4,377	8,861	8,136
Impairment expense	—	2,767	—
Other	34,941	32,811	32,263
Total operating expenses	106,865	109,244	111,172
Income before income taxes	106,797	92,752	66,523
Income tax expense	38,447	36,099	23,230
Net income	68,350	56,653	43,293
Net income attributable to noncontrolling interest	271	19	152
Net income attributable to Nelnet, Inc.	$68,079	56,634	43,141
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.46	1.20	0.91
Weighted average common shares outstanding - basic and diluted	46,658,031	47,277,427	47,298,195

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	March 31, 2013	December 31, 2012	March 31, 2012
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$24,885,316	24,830,621	23,836,832
Cash, cash equivalents, and investments	209,564	149,343	131,252
Restricted cash and investments	862,212	911,978	744,595
Goodwill	117,118	117,118	117,118
Intangible assets, net	8,556	9,393	23,682
Other assets	562,458	589,442	592,833
Total assets	$26,645,224	26,607,895	25,446,312
Liabilities:
Bonds and notes payable	$25,125,177	25,098,835	24,060,609
Other liabilities	293,643	343,847	277,830
Total liabilities	25,418,820	25,442,682	24,338,439
Equity:
Total Nelnet, Inc. shareholders' equity	1,226,123	1,165,208	1,107,716
Noncontrolling interest	281	5	157
Total equity	1,226,404	1,165,213	1,107,873
Total liabilities and equity	$26,645,224	26,607,895	25,446,312

(code #: nnif)
Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.